Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

— NEWS RELEASE —

CALGON CARBON ANNOUNCES SECOND QUARTER RESULTS

PITTSBURGH, PA – July 25, 2005 – Calgon Carbon Corporation (NYSE: CCC) announced results for the second quarter ended June 30, 2005.

Sales for the second quarter of 2005 were $96.3 million versus second quarter 2004 sales of $97.1 million, a 0.8% decrease. Currency translation had a $1.6-million positive impact on sales for the quarter due to the stronger Euro.

The company reported net income of $2.6 million for the quarter, including a restructuring charge of $0.1 million related to the closure of two small manufacturing facilities as part of the company’s previously announced re-engineering plan. Other costs associated with the company’s re-engineering plan totaled $0.3 million. For the second quarter of 2004, the company reported net income of $4.2 million. Fully diluted net income per common share was $0.07 for the second quarter of 2005 as compared to $0.11 for the comparable period in 2004.

For the second quarter of 2005, sales of the Activated Carbon and Service segment decreased by 5.5% versus the second quarter of 2004. Sales in the second quarter of 2005 were adversely affected by postponement of awarded contracts for activated carbon for drinking water treatment in Europe and the U.S., delays in sales of specialty carbons, including sales of respirator carbons, and a decline in demand for resin service sales for the removal of perchlorate from drinking water.

Equipment sales for the second quarter of 2005 declined by 6.1% due to the completion in 2004 of two ISEP® projects in Asia which contributed $3.5 million in revenue in the second quarter of 2004.

Consumer sales were 30.3% higher in the second quarter of 2005. The increase was primarily attributable to stronger demand for charcoal in Europe.

Consolidated gross profit before depreciation and amortization as a percentage of net sales was 26.6% for the second quarter of 2005 versus 28.6% for the second quarter of 2004. The decline was primarily the result of higher costs for transportation, energy and raw materials in the second quarter of 2005.

Operating expenses in the second quarter of 2005 and the second quarter of 2004 were comparable — $15.6 million and $15.7 million, respectively. However, legal expense was $0.9 million in the second quarter of 2005, versus $0.4 million in the second quarter of 2004.

Calgon Carbon also indicated that as of June 30, 2005, the company is in technical violation of one of the financial covenants in its U.S. credit facility. The company is working with its lenders and expects to modify the agreement and to be in full compliance when it files its Form 10-Q.

Sales for the six months ended June 30, 2005 were $179.7 million, as compared to $168.4 million for the comparable period in 2004, an increase of 6.7%. Foreign currency translation had a positive impact of $3.0 million on sales for the first six months of 2005. The company reported a net loss of $0.2 million for the six months ended June 30, 2005, versus net income of $3.7 million for the six months ended June 30, 2004. For the first half of 2005, earnings per share on a diluted basis were breakeven as compared to $0.09 for the first half of 2004. Re-engineering costs for the six months ended June 30, 2005 totaled $4.0 million, which included a $2.2-million impairment charge for the cancellation of the construction of a reactivation facility on the U.S. Gulf Coast.

Commenting on the results, John Stanik, Calgon Carbon’s president and chief executive officer, said, “Clearly, the results for the quarter were below expectations. Inflationary cost increases in transportation, raw materials, and energy were major contributing factors, totaling approximately $2.6 million. The timing of the benefits from our re-engineering plan, which totaled $1.5 million in the second quarter, lagged the timing of these inflationary cost increases.

Looking forward, we are hopeful that participation in attractive traditional and emerging market opportunities and the completion of our re-engineering plan will result in significant improvement in Calgon Carbon’s performance.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795

Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales	$96,321	$97,126	$179,727	$168,369

Cost of Products Sold	70,703	69,377	131,316	119,389
Depreciation and Amortization	5,691	5,848	11,506	11,156
Selling, Administrative & Research	15,649	15,690	32,739	31,592
Gulf Coast Impairment Charge	—	—	2,158	—
Restructuring Charge	106	—	358	—

	92,149	90,915	178,077	162,137

Income from Operations	4,172	6,211	1,650	6,232
Interest Income (Expense) - Net	(1,026)	(662)	(1,937)	(1,133)
Other Income (Expense) - Net	(219)	(900)	(606)	(1,688)

Income (Loss) Before Income Taxes, Equity Income and Minority Interest	2,927	4,649	(893)	3,411
Provision (Benefit) for Income Tax	649	807	(77)	649

Income (Loss) Before Equity Income and Minority Interest	2,278	3,842	(816)	2,762
Equity Income in Calgon Mitsubishi Chemical Corporation	355	397	628	917
Minority Interest	(5)	10	(5)	21

Net Income (Loss)	$2,628	$4,249	$(193)	$3,700

Net Income (Loss) per Common Share
Basic and Diluted	$.07	$.11	$—	$.09
Weighted Average Shares Outstanding (Thousands)
Basic	39,485	39,035	39,346	39,030
Diluted	40,094	39,283	39,977	39,344

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$7,601	$8,780
Receivables	70,513	61,598
Inventories	64,501	64,843
Other current assets	20,209	23,874

Total current assets	162,824	159,095
Property, plant and equipment, net	118,304	129,285
Other assets	72,190	75,518

Total assets	$353,318	$363,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other current liabilities	$58,961	$63,409

Total current liabilities	58,961	63,409
Long-term debt *	86,500	84,600
Other liabilities	44,534	48,018

Total liabilities	189,995	196,027
Minority interest	5	—
Total shareholders’ equity	163,318	167,871

Total liabilities and shareholders’ equity	$353,318	$363,898

*	$86.5 million of debt is currently classified as long-term debt under the expectation that a modification of the agreement will be obtained by the Form 10-Q filing. If such modification should not be obtained, the long-term debt will be reclassified to short-term debt.

Calgon Carbon Corporation

Segment Data

Segment Sales	2Q05	2Q04	YTD 2005	YTD 2004
Carbon and Service	63,906	67,596	123,233	123,482
Equipment	15,608	16,629	29,775	24,670
Consumer	16,807	12,901	26,719	20,217

Total Sales (thousands)	$96,321	$97,126	$179,727	$168,369

Segment Operating Income (loss)*	2Q05	2Q04	YTD 2005	YTD 2004
Carbon and Service	6,922	10,028	11,110	16,678
Equipment	848	726	765	(1,233)
Consumer	2,199	1,305	3,797	1,943

Total Income from operations (thousands)	$9,969	$12,059	$15,672	$17,388

*	Before depreciation, amortization, and restructuring charges